AMENDMENT TO THE
ADVISORS SERIES TRUST
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of the 6th day of December, 2012, to the Transfer Agent Servicing Agreement, dated as of June 8, 2006, as amended (the "Agreement"), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") on behalf of its separate series listed on Exhibit P attached hereto (as amended from time to time) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the funds of a series of the Trust; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit P is hereby superseded and replaced with Amended Exhibit P attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/Douglas G. Hess	By:	/s/Michael R. McVoy

Name:	Douglas G. Hess	Name:	Michael R. McVoy

Title:	President	Title:	Executive Senior Vice President

Huber

Amended Exhibit P to the
Separate Series of the Advisors Series Trust Transfer Agent Servicing Agreement

Name of Series
Huber Capital Equity Income Fund
Huber Capital Small Cap Value Fund
Huber Capital Diversified Large Cap Value Fund

Multiple Series Trust TRANSFER AGENT & SHAREHOLDER SERVICES ACCOUNT SERVICES FEE SCHEDULE as of October 25, 2011
Annual Service Charges to the Fund*
· Base Fee Per Cusip	$___ /year
· NSCC Level 3 Accounts	$___ /open account
· No-Load Fund Accounts	$___ /open account
· Load Fund Accounts	$___ /open account
· Daily Accrual Fund Accounts	$___ /open account
· Closed Accounts	$___ /closed account

Activity Charges
· Manual Shareholder Transaction	$___ /transaction
· Omnibus Account Transaction	$___ /transaction
· Correspondence	$___ /item
· Telephone Calls	$___ /minute
· Voice Response Calls	$___ /call
· Qualified Plan Accounts	$___ /account (Cap at $___ /SSN)

Implementation Charges
· First Cusip	$___ /fund group setup, first Cusip
· Subsequent Cusips	$___ /each additional Cusip

Plus Out-Of-Pocket Expenses – Including but not limited to telephone toll-free lines, call transfers, mailing, sorting and postage, stationery, envelopes, programming, service/data conversion, AML verification services, special reports, insurance, record retention, literature fulfillment kits, microfilm, microfiche, proxies, proxy services, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC charges, data communication and implementation charges, travel, training, and all other out-of-pocket expenses.

Additional Services – Above pricing is for standard services.  Available but not included above are the following services  - FAN Web shareholder e-commerce, Vision intermediary e-commerce, FAN Mail electronic data delivery, B.O.S.S. sales reporting data warehouse, investor e-mail services, literature fulfillment, lead conversion reporting, 12b-1 aging, Short-Term Trader reporting

Fees are billed monthly.
* Subject to annual CPI increase, Milwaukee MSA.

Advisor’s signature not need at December 6, 2012 as the transfer agent fees are not changing.

Huber	2